FOR IMMEDIATE RELEASE

Press Contacts:

Candace Clemens Progress Software Corporation (781) 280-4101 cclemens@progress.com	Sarah Conway Schwartz Communications, Inc. (781) 684-0770 progress@schwartz-pr.com

PROGRESS SOFTWARE REPORTS FIRST QUARTER RESULTS

Revenue Increases 20 Percent to an All-Time High

BEDFORD, Mass., March 16, 2004—Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, today announced results for its first quarter ended February 29, 2004. Revenue for the quarter was a record $86.4 million, up 20 percent (11 percent at constant currency) from $71.8 million in the first quarter of 2003. Software license revenue increased 33 percent (24 percent at constant currency) to $33.9 million from $25.5 million in the same quarter last year.

On a generally accepted accounting principles (GAAP) basis, operating income increased 20 percent to $6.3 million from $5.3 million in the first quarter of fiscal 2003. Net income increased 9 percent to $4.6 million from $4.2 million in the same quarter last year. Diluted earnings per share were 12 cents per share, the same as in the first quarter of 2003. The results for the first quarter of fiscal 2004 included an after-tax charge of $1.8 million for in-process research and development related to the acquisition of DataDirect Technologies and an after-tax charge of $1.1 million for amortization of purchased intangibles. The results for the first quarter of fiscal 2003 included an after-tax charge of $0.1 million for in-process research and development related to the acquisition of eXcelon Corporation and an after-tax charge of $0.3 for amortization of purchased intangibles.

On a pro forma basis, operating income increased 77 percent to $10.5 million from $5.9 million in the same quarter last year. Pro forma net income increased 59 percent to $7.5 million from $4.7 million in the same quarter last year and pro forma diluted earnings per share increased 46 percent to 19 cents per share from 13 cents in the first quarter of fiscal 2003. The pro forma results for each quarter presented exclude amortization of purchased intangibles and acquisition-related charges for in-process research and development.

The company’s cash and short-term investments at the end of the quarter totaled $149 million. During the first quarter, the company purchased approximately 46,000 shares of its stock at a cost of $1.0 million. The company’s existing repurchase authorization, under which 9.9 million shares remain available for repurchase, expires on September 30, 2004.

“Progress Software continues to significantly outperform other major software companies, and we have demonstrated our ability to rapidly integrate new operations and leverage our growth to deliver greater operating margins and sharply increased pro forma operating income, net income and EPS,” said Joseph W. Alsop, co-founder and chief executive officer of Progress Software Corporation (PSC). “We not only saw a significant revenue contribution from our new DataDirect Technologies operation, but the Progress Company, Sonic Software and ObjectStore all demonstrated solid revenue increases.”

New Customers and Partners
Highlights include recent adoption of PSC technology, and solutions based on PSC technology, by new customers and partners including: Battens Solicitors, Chick-fil-A, Inc., El Dante SA, Enraf BV, First Command Financial Services, General Parts, Groupe Go Sport, Intersperse, Inc., Interwoven, Jireh Metal Products, Kilroy Invest, Kypera Systems Africa (Pty), Lawson Software, Minacs Worldwide, Movaris, Novalab Oy, Prologic, Record Rent A Car, Snowdrop Systems, Vertex, Vivo Stockholm and Wuppermann Datenservice.

Other Recent Highlights
PSC announced the completion of the DataDirect acquisition.
http://phx.corporate-ir.net/phoenix.zhtml?c=86919&p=IROL-NRText&t=Regular&id=480278&

The Progress Company announced the release of Progress® OpenEdge™ 10, the foundation for its component-based approach to building distributed applications for Service Oriented Architectures (SOA).
http://www.progress.com/company_info/news_views/pressrelease_207195/pritem.ssp?

Prebon Yamane, a premier broker for worldwide financial institutions, selected SonicMQ® as its global messaging infrastructure.
http://www.sonicsoftware.com/news_events/press/pressitem/pressrelease_192543/index.ssp?

PeerDirect Corporation announced PeerDirect™ Remote Office, a product suite that provides independent software vendors (ISVs) and enterprise IT departments with the ability to build applications and deploy data directly to remote offices while synchronized and managed from a single data center.
http://www.peerdirect.com/news/pressitem/pressrelease_196663/index.ssp?

ObjectStore announced the first EPC-compliant database technology for Radio Frequency Identification (RFID).
http://www.progress.com/company_info/news_views/pressrelease_188974/pritem.ssp?

DataDirect Technologies’ SupportLink Technical Support Program won the NorthFace Award for customer service for the third year in a row.
http://www.datadirect.com/news/releases/20040224.asp

Business Outlook
The company is providing the following guidance for the fiscal second quarter ending May 31, 2004:

•	Revenue is expected to be in the range of $88 million to $90 million. GAAP operating income is expected to be in the range of $10 million to $11 million, including amortization of purchased intangibles of $1.9 million.

•	GAAP diluted earnings per share are expected to be in the range of 19 cents to 20 cents.

•	On a pro forma basis, operating income is expected to be in the range of $11.9 million to $12.9 million excluding amortization of purchased intangibles of $1.9 million.

•	On a pro forma basis, diluted earnings per share are expected to be in the range of 22 cents to 23 cents excluding approximately 3 cents per share for amortization of purchased intangibles.

The company is providing the following guidance for the fiscal year ended November 30, 2004:

•	Revenue is expected to be in the range of $360 million to $365 million. GAAP operating income is expected to be in the range of $40 million to $43 million, including amortization of purchased intangibles of $7.1 million and in-process research and development of $2.6 million.

•	GAAP diluted earnings per share are expected to be in the range of 73 cents to 76 cents.

•	On a pro forma basis, operating income is expected to be in the range of $49.7 million to $52.7 million excluding amortization of purchased intangibles of $7.1 million and in-process research and development of $2.6 million.

•	On a pro forma basis, diluted earnings per share are expected to be in the range of 90 cents to 93 cents excluding approximately 12 cents per share for amortization of purchased intangibles and approximately 5 cents per share for an acquisition-related charge for in-process research and development.

Legal Notice Regarding Pro Forma Financial Information
The company provides pro forma operating income, net income and earnings per share as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measures are intended to supplement GAAP and may be different from pro forma measures used by other companies. The company believes that the pro forma results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management of the company uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and for budget and planning purposes. A reconciliation of pro forma adjustments to the company’s GAAP financial results is included in the tables below.

Conference Call
PSC’s conference call to discuss its first quarter results will be Webcast live today at 9:00 a.m. Eastern via CCBN on the company’s Web site, located at www.progress.com/investors. The call will also be Webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call will be available for replay.

About Progress Software Corporation
Progress Software Corporation (PSC) (Nasdaq: PRGS) supplies industry-leading technologies for all aspects of the development, deployment, integration and management of business applications. PSC, headquartered in Bedford, MA, operates through the Progress Company, Sonic Software Corporation, DataDirect Technologies, ObjectStore and PeerDirect Corporation. PSC can be reached at www.progress.com or +1-781-280-4000.

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Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders, the timely release of enhancements to the company’s products, the growth rates of certain market segments, the positioning of the company’s products in those market segments, variations in the demand for customer service and technical support, pricing pressures and the competitive environment in the software industry, business and consumer use of the Internet, and the company’s ability to penetrate international markets and manage its international operations. The company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the company’s business, please refer to the company’s filings with the Securities and Exchange Commission.

Progress and OpenEdge are trademarks or registered trademarks of Progress Software Corporation in the U.S. and other countries. SonicMQ is a registered trademark of Sonic Software Corporation in the U.S. and other countries. PeerDirect is a trademark or registered trademark of PeerDirect Corporation in the U.S. and Canada. Any other trademarks or service marks contained herein are the property of their respective owners.

Progress Software Corporation
Condensed Consolidated Statements of Income

		Three Months Ended

	February 29,	February 28,	Percent
(In thousands except per share data)	2004	2003	Change

Revenue:
Software licenses	$33,895	$25,454	33%
Maintenance and services	52,480	46,368	13%

Total revenue	86,375	71,822	20%

Costs and expenses:
Cost of software licenses	2,592	2,163
Cost of maintenance and services	12,826	13,117
Sales and marketing	36,180	29,231
Product development	14,609	12,458
General and administrative	9,676	8,913
Amortization of purchased intangibles	1,559	478
In-process research and development	2,600	200

Total costs and expenses	80,042	66,560	20%

Income from operations	6,333	5,262	20%
Other income, net	392	792

Income before provision for income taxes	6,725	6,054	11%
Provision for income taxes	2,085	1,816

Net income	$4,640	$4,238	9%

Earnings per share:
Basic	$0.13	$0.13	0%
Diluted	$0.12	$0.12	0%

Weighted average shares outstanding:
Basic	35,644	33,411	7%
Diluted	38,955	35,576	9%

Pro Forma Condensed Consolidated Statements of Income

	Three Months Ended February 29, 2004			Three Months Ended February 28, 2003
	As	Pro Forma		As	Pro Forma		Percent
(In thousands except per share data)	Reported	Adjustments	Pro Forma	Reported	Adjustments	Pro Forma	Change

Revenue:
Software licenses	$33,895		$33,895	$25,454		$25,454	33%
Maintenance and services	52,480		52,480	46,368		46,368	13%

Total revenue	86,375		86,375	71,822		71,822	20%

Costs and expenses:
Cost of software licenses	2,592		2,592	2,163		2,163
Cost of maintenance and services	12,826		12,826	13,117		13,117
Sales and marketing	36,180		36,180	29,231		29,231
Product development	14,609		14,609	12,458		12,458
General and administrative	9,676		9,676	8,913		8,913
Amortization of purchased intangibles	1,559	$(1,559)	—	478	$(478)	—
In-process research and development	2,600	(2,600)	—	200	(200)	—

Total costs and expenses	80,042	(4,159)	75,883	66,560	(678)	65,882	15%

Income from operations	6,333	4,159	10,492	5,262	678	5,940	77%
Other income, net	392		392	792		792

Income before provision for income taxes	6,725	4,159	10,884	6,054	678	6,732	62%
Provision for income taxes	2,085	1,289	3,374	1,816	203	2,019

Net income	$4,640	$2,870	$7,510	$4,238	$475	$4,713	59%

Earnings per share:
Basic	$0.13		$0.21	$0.13		$0.14	50%
Diluted	$0.12		$0.19	$0.12		$0.13	46%

Weighted average shares outstanding:
Basic	35,644		35,644	33,411		33,411	7%
Diluted	38,955		38,955	35,576		35,576	9%

Progress Software Corporation
Condensed Consolidated Balance Sheets

	February 29,	November 30,
(In thousands)	2004	2003

Assets
Cash and short-term investments	$148,787	$219,131
Accounts receivable, net	66,112	52,065
Other current assets	25,539	22,534

Total current assets	240,438	293,730

Property and equipment, net	36,123	35,572
Goodwill and intangible assets, net	103,083	21,530
Other assets	17,205	16,938

Total	$396,849	$367,770

Liabilities and shareholders’ equity
Accounts payable and other current liabilities	$57,038	$63,115
Deferred revenue	105,972	82,614

Total current liabilities	163,010	145,729

Shareholders’ equity:
Common stock and additional paid-in capital	60,616	53,102
Retained earnings	173,223	168,939

Total shareholders’ equity	233,839	222,041

Total	$396,849	$367,770

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	February 29,	November 30,
(In thousands except per share data)	2004	2003

Cash flows from operations:
Net income	$4,640	$4,238
Depreciation, amortization and other noncash charges	6,751	3,134
Other changes in operating assets and liabilities	1,932	10,592

Net cash flows from operations	13,323	17,964
Capital expenditures	(2,071)	(1,066)
Acquisitions, net of cash acquired	(87,520)	(25,164)
Stock issuances (buybacks), net	5,178	(698)
Other	746	540

Net change in cash and short-term investments	(70,344)	(8,424)
Cash and short-term investments, beginning of period	219,131	177,193

Cash and short-term investments, end of period	$148,787	$168,769